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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 14, 1997 relating to the consolidated financial statements of Westbridge Capital Corp., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the heading "Experts" in such Prospectus.

    /s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

Dallas, Texas

April 24, 1997